Exhibit 4.12

MASTER AGREEMENT ON SUPPLY OF SERVICES AND PRODUCTS

THIS AGREEMENT (the “Agreement”) is made and effective on this December 1st, 2014 (the “Effective Date”) by and between:

(1)            RECIPHARM PESSAC, a French Société par Actions Simplifiée under the registration process with the commercial court of Bordeaux and having its principal place of business at rue Archimède, 33600 PESSAC France (“RPC”).

(2)            FLAMEL TECHNOLOGIES SA, a French Société Anonyme with the registered number 379 001 530 and having its principal office at Parc Club du Moulin à Vent, 33, avenue du Docteur Georges Lévy 69200 VÉNISSIEUX (“FLAMEL”).

A.	The Parties entered into the APA, where the transaction provided under said APA and the ancillary agreements attached to the APA are entering into force at the Effective Date;

B.	The Parties agreed in that frame, to have RPC providing various services to FLAMEL in the domain of (i) the research and the development of pharmaceutical products and (ii) the manufacture of finished pharmaceutical products;

C.	The Parties have agreed that any part of these services could be assigned by RPC to any of its Affiliates, upon RPC decision with regard to the nature of the services in question or upon special request from FLAMEL; and

D.	The Parties have agreed as one of the essential and decisive conditions for RPC to entering into the APA, on a minimum volume of Services to be paid by FLAMEL to RPC each year for the five-year period from the completion of the transactions under the APA.

NOW, THEREFORE, the Parties agree as follows.

1.	DEFINITIONS AND INTERPRETATION

all capitalized terms shall have the following meanings. Such definitions constitute an integral part of this Agreement and words importing the singular shall include the plural and vice versa.

1.1	‘Affiliate(s)’ means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person;

1.2	‘APA’ means the Assets Purchase Agreement entered into by and between the Parties for the purchase by RPC and the sale by FLAMEL of the assets as defined and described in such APA and related to the pharmaceutical plant of Pessac in France and the business attached to said plant .

1.3	‘CIR’ means the French tax credit system named “Crédit d’Impôt Recherche” where a French Person is entitled to deduct from its yearly corporation tax a part of its own research and development costs and such costs invoiced to said French Person by a registered Person;

1.4	“Control” means, as a noun or as a verb with respect to the relationship between or among two or more Persons, (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person.

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1.5	‘Effective Date’ is defined in the preamble;

1.6	“External Costs” are defined in clause 5.2 herein;

1.7	‘Initial term’ means the sixty (60) month period following the Effective Date as provided in clause 2.1 of this Agreement;

1.8	“Internal Costs” are defined in clause 5.2 herein;

1.9	“Minimum Yearly Volume” is defined in clause 5.4 herein;

1.10	‘Parties’ means FLAMEL and RPC collectively;

1.11	‘Party’ means either FLAMEL or RPC as appropriate;

1.12	‘Person’ means any individual, partnership, firm, corporation, company, association, trust, unincorporated or incorporated organization, or other entities;

1.13	‘Product’ means the finished product to be supplied pursuant to the implementation of the appropriate Supply Services under the Supply Agreement and the related Product Schedule;

1.14	‘Project’ means the description in a Project Schedule of a request from FLAMEL to RPC to procure any works and duties to be implemented under a Service Agreement with the view for pharmaceuticals or materials, without limitation to (i) develop, experiment, and test on a laboratory scale (ii) manufacture said pharmaceuticals or process such materials and/or store the same for any purpose, including without limitation preclinical and clinical studies, stability studies;

1.15	‘Project Agreement’ means the document in the form set out as Appendix 1 to the Service Agreement where the Parties shall describe the Project Services with all scheduling details, to be provided by RPC or such RPC Affiliate designated in accordance with the terms of Article 4 herein, for implementing a Project;

1.16	“Project Services” all works and duties related to a Project and described in a Project Agreement;

1.17	‘Product Schedule’ means the document in the form set out as Appendix 1 to the Supply Agreement where the Parties shall describe the tasks and duties of RPC or the RPC Affiliate designated in accordance with the terms of Article 4 herein, for supplying Products;

1.18	‘Services’ means the Project Services and the Supply Services;

1.19	“Service Agreement” means the document attached hereto as appendix 1 and setting forth the terms and conditions of the implementation of the Project Services.

1.20	“Supply Agreement” means the document attached hereto as appendix 2 and setting forth the terms and conditions of the implementation of the Supply Services.

1.21	‘Supply Services’ means all works and duties requested from a pharmaceutical manufacturer to Process and supply Products in accordance with the terms and conditions of the Supply Agreement and the related Product Schedule;

1.22	“Year” means a twelve (12) calendar month period.

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2	Duration of the Agreement

2.1	This Agreement shall come into force on the Effective Date for the Initial Term (i.e. a firm and non-cancellable period of SIXTY (60) calendar months, plus such period of time limited to one (1) Year which should be necessary for FLAMEL to take from RPC or its designated Affiliates such volume of Services meeting the total amount of €18 500 000 as referred to in clause 5.9 of this Agreement.

2.2	Beyond the Initial Term, and subject to clause 2.3 below, this Agreement shall continue for an evergreen period provided that the rights and obligations under clauses 5 (Pricing and Minimum Yearly Volume) and 6 (Effect of termination during the Initial Period) shall be deleted with no force or effect beyond expiration of the Initial Period, but subject to survival of clause 5.5 for final report and payment purpose.

2.3	Beyond the Initial Term, this Agreement may be terminated by either Party subject to a prior written notice to the other at least equal to such notice period either Party is entitled to terminate any Project Agreement under the Service Agreement or any Product Schedule under the Supply Agreement which shall exist and be in force at the date the termination of this Agreement is notified to the other Party.

3	Implementation of the Services

The Parties hereby agree that all the Services to be provided by RPC or such RPC Affiliate designated in accordance with the terms of Article 4 herein, to FLAMEL in the frame of their respective rights and obligations agreed upon in or further to the APA, shall be provided under this Agreement and as follows:

3.1	Any Services to be provided to FLAMEL under this Agreement shall be requested by FLAMEL to RPC.

3.2	Project Services shall be rendered by RPC in accordance with the terms and conditions of the Service Agreement attached hereto and the related Project Agreement to be entered into by and between the Parties at the time said Parties shall have agreed on the definition of the related R&D Services, the compensation of RPC and the schedule of the implementation of said R&D Services.

3.3	Supply Services shall be rendered by RPC in accordance with the terms and conditions of the Supply Agreement attached hereto and the related Product Schedule to be entered into by and between the Parties at the time said Parties shall have agreed on the definition of the related Supply Services for the related Product and the compensation of RPC for such Supply Services.

4	Assignment of the implementation of the Services

4.1	RPC shall provide the Services requested by FLAMEL either with its own means and resources or RPC shall designate upon its sole decision one of its Affiliates to provide such requested Services, especially, without limiting the foregoing, when RPC shall have not sufficient resources to deliver the Services requested.

4.2	FLAMEL may request RPC to designate one of the RPC’s Affiliates to provide the Services, for sensitive commercial or regulatory reason only and so long that RPC shall not materially suffer from such loss of compensation with regard to the nature of the Services requested from the RPC’s Affiliates. Nothing herein shall prevent the RPC’s Affiliates to subcontract such requested Services to RPC. Any dispute between FLAMEL and RPC thereon shall be settled under the provision of clause 8.1 herein.

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4.3	When the Services requested by FLAMEL shall be provided by a RPC Affiliate, FLAMEL, and said RPC Affiliate shall enter into the related Project Agreement and/or the Product Schedule. Then, any reference to RPC in the Services Agreement and/or the Supply Agreement shall be deemed to referring and naming the said RPC’s Affiliate.

4.4	The implementation by any RPC Affiliate of any Services for FLAMEL under this Agreement shall be implemented by said RPC Affiliate under its own and sole responsibility without any recourse from FLAMEL against RPC as to the results and/or quality of the related Services or any interpretation of any Applicable Laws and Regulations with regard to assignment and/or subcontracting of the related Services.

4.5	Notwithstanding anything contained in this Agreement, the Supply Agreement and the Service Agreement and with regard to the Minimum Yearly Volume and the monthly instalments as referred to in clauses 5.4 and 5.5 hereunder, all the Services RPC’s Affiliates shall provide to FLAMEL further to this article 4, shall be invoiced by RPC to FLAMEL and paid by FLAMEL to RPC exclusively. RPC shall arrange under its sole responsibility the payment to its Affiliates of the Services supplied by said Affiliate under the related Project Agreements and Product Schedules.

5	Pricing and Minimum Yearly Volume

5.1	The Parties confirm herein that, during the Initial Term, any Services to be provided to FLAMEL by RPC or any of its Affiliates under this Agreement, shall be quoted, agreed, and paid on the basis of RPC’s or the related Affiliate’s, Internal and External Costs of the Services plus twenty percent (20%) fees (“Total Cost”).

5.2	The related costs calculation shall include (i) fully allocated cost of a full time equivalent (“FTE”) or fully allocated cost of manufacturing the product, such fully allocated costs comprises direct costs incurred directly for the provision of the Services by RPC or the RPC Affiliate (including but not limited to labour, materials, goods and supplies) and indirect costs specifically allocable to the provision of Services by RPC or the RPC Affiliate (including but not limited to administrative labour costs, maintenance, insurance the part of depreciation allocated to assets used in the provision of the related Services) ; such calculation being based upon accepted contract manufacturing industry standards and generally accepted accounting principles (“Internal Costs”) and (ii) the amount paid by RPC or the RPC Affiliate for any project or product specific materials, goods, supplies, and equipment of any nature for rendering the related Services when RPC or the related RPC Affiliate shall have not the resources, capacity or ability to provide such part of the Services whatever this Person is deemed to be a subcontractor or not, and any tax to be invoiced to FLAMEL under Applicable Laws and Regulations (“External Costs”).

For the avoidance of doubt, all amounts paid by RPC to its designated Affiliate as per article 4 hereinabove, whatever the costs of the said Affiliates are Internal Costs or External Costs, shall not be deemed External Costs of RPC.

5.3	The Parties agree to allocate the price of the Services between Internal Costs and External Costs in each Project Agreement and Product Schedule and in any document between the Parties or the Persons concerned which should amend said Project Agreement and Product Schedule, especially the price and/or the allocation of the price of the related Services between Internal Costs and External Costs.

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5.4	Over the Initial Term, FLAMEL hereby agrees and undertakes to order and pay a minimum amount for Services each Year of the Initial Term for Internal Costs, under this Agreement (“Minimum Yearly Volume”), as follows and subject second paragraph of this clause 5.4:

•	First Year:	€ 3 500 000;

•	Second Year:	€ 3 500 000;

•	Third Year:	€ 3 500 000;

•	Fourth and fifth Year:	€ 4 000 000, per Year.

The Parties agree to add the twenty percent (20%) fees paid by FLAMEL each Year over the External Costs as provided in clause 5.1 hereinabove, to the amount of the Internal Costs paid the same Year for determining FLAMEL to reach the Minimum Yearly Volume of the related Year.

5.5	Over the Initial Term, RPC shall invoice FLAMEL each calendar month of a Year, one-twelfth (1/12) of the Minimum Yearly Volume of the related Year. FLAMEL shall pay the RPC’s invoice upon receipt.

5.6	Within thirty (30) days from the end of any Year during the Initial Term, RPC shall provide a detailed report of the Internal Costs and of the fees over the External Costs, relating to the Services provided to FLAMEL under this Agreement and paid in accordance with related Project Agreement and Product Schedule during the elapsed Year. This clause shall survive the termination of this Agreement for any reason, including the expiration of the Initial Term for the purpose of providing the report referred to in this clause 5.5 and proceed with the payment of the balance of the Minimum Yearly Volume as provided in clauses 5.6 and 5.9 hereinafter, if any.

5.7	In the event, FLAMEL shall fail to order such volume of Services meeting the Minimum Yearly Volume as evaluated in accordance with clause 5.4 above for the related elapsed Year, FLAMEL shall have a period of twelve (12) months to make up such shortfall by purchasing additional Services; provided however, that in no event shall the total amount of any shortfall be greater than €1,000,000. ..

5.8	In the event FLAMEL purchases Services under this Agreement in excess of the Minimum Yearly Volume for the related Year, such amount, up to €1,000,000, can be used to reduce FLAMEL'S purchase commitment for the next Year.

5.9	For the avoidance of doubt, but subject to the ordering each Year of the Initial Term of the related Minimum Yearly Volume and provided the terms of clause 5.8 above, FLAMEL's total obligation to purchase services from RPC and/or RPC’s Affiliates under this Agreement shall not be greater than €18 500 000 of Internal Costs increased by the 20% fees on the External Costs, over the Initial Term plus one (1) Year.

6	Effect of termination during the Initial Period

6.1	If during the Initial Period, FLAMEL becomes insolvent and/or be placed under the supervisory or management of any public receiver upon the opening of any bankruptcy or other procedure of such nature under any Applicable Laws and Regulations, the Parties hereby agree and FLAMEL hereby acknowledges, that the balance of the Minimum Yearly Volume due by FLAMEL to RPC under clause 5.4 of the Agreement until the expiration of the Initial Period, shall be repaid by acceleration (“déchéance du terme”). Effective as of the date of publication of the judgement opening said procedure or proceeding, FLAMEL shall be liable to repay immediately and irrevocably said balance to RPC.

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6.2	Subject to six (6) month prior written notice and the payment by FLAMEL of the balance of the Minimum Yearly Volume due by FLAMEL to RPC under clause 5.4 herein from the date of termination of this Agreement by FLAMEL until the end of the Initial Period, FLAMEL shall be entitled to terminate this agreement for any reason during the Initial Period.

6.3	Notwithstanding anything to the contrary in this Agreement, the Service Agreement and/or the Supply Agreement, this Agreement cannot be terminated by any Party for any reason unless agreed in writing by the Parties, or further to a final decision of the Arbitral Court as referred to in clause 8.2 hereinafter.

7	Covenants and Representations

7.1	FLAMEL shall provide promptly upon the Effective Date to RPC any and all necessary information and documentation for permitting RPC to file to the French competent administration the demand for being granted with the status of a CIR registered Person under the Applicable Laws and Regulations in force.

7.2	FLAMEL hereby declares and warrants that it shall request from RPC to provide only such Services encompassed in the domain of RPC and/or one of its Affiliates at the day such Services is requested by FLAMEL.

7.3	RPC hereby declares and warrants that it shall make its best efforts to accept and provide any Services requested by FLAMEL which shall enter into in its own domain or the domain of any of its Affiliates.

7.4	Nothing in the Agreement or any Service Agreement, Supply Agreement, or any related Project Agreement or Product Schedule can be interpreted as RPC to guaranty to keep as employees of RPC or of any of its Affiliates, for providing any Services, any of the employees, especially the scientists, which have been transferred to RPC, further to the transaction as referred to in the APA.

7.5	When Flamel will consider the commercial manufacture of any of the drug products in the specified territories as set forth on Schedule 7.5 hereto, Flamel covenants to grant RPC with the related contract manufacturing rights, subject to RPC having made to Flamel a commercially competitive offer within thirty (30) days of Flamel’s notification to RPC of its decision thereon.

When Flamel will decide to scale up to commercial scale any drug products other than those listed into Schedule 7.5 hereto, Flamel hereby undertakes to offer RPC to present in its own name and/or on behalf and/or on the name of any of its Affiliates within thirty (30) days of Flamel’s notification, an offer to contract therefore before entering in any agreement with any third party.

8	Resolution of dispute

8.1	If the Parties are not able to solve a dispute related to the implementation of this Agreement, either Party may request from the other to have the CEO of FLAMEL and President of RPC to meet and discuss in order to resolve the dispute.

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8.2	If said representatives of the Parties are not able to close the dispute within forty (40) days from the date when the meeting took place and otherwise agreed in writing during this meeting, the Parties shall then refer the dispute to proceedings under the ICC Mediation Rules. If the dispute has not been settled pursuant to the said Rules within sixty (60) days following the filing of a Request for Mediation or within such other period as the Parties may agree in writing, such dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules of Arbitration and under French Applicable Laws and Regulations.

9	Miscellaneous

9.1	Neither Party shall assign, transfer or sub-contract any of its rights or obligations under this Agreement without obtaining the prior written consent of the other Party; except that, RPC may assign the benefit or burden of this Agreement to any Affiliate without the need to obtain such consent.

9.2	The Parties are independent contractors and none of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties. No Party shall have any authority, nor hold itself out as having any such authority, to bind any other Party in any way.

9.3	No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

9.4	All notices required under the terms of this Agreement or any Project Agreement shall be in writing and shall be validly given if sent by recorded delivery mail or courier service to the respective person as set out below or such person as may be notified by one Party to the other in writing from time to time. All notices shall be deemed to have been received six (6) days after they are sent.

For: FLAMEL	FLAMEL TECHNOLOGIES SA

Address:	Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69200 VÉNISSIEUX, FRANCE

For the attention of:	Président Directeur Général
With a copy to:	Sr. Vice President, General Counsel

For: RPC	RECIPHARM PESSAC

Address:	rue Archimède, 33600 PESSAC, France
Facsimile :	+ 33 5 56 36 58 91
For the attention of:	Président

With a copy to:	RECIPHARM AB (publ)

Address	Lagervägen 7, SE-136 50 Jordbro, Sweden
Facsimile:	0046 8 81 87 03
For the attention of:	Legal

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9.5	Each Party agrees to keep strictly confidential all the Information as defined into the APA and Relevant Information as defined into the Service Agreement and the Supply Agreement, including this Agreement, under the same terms and conditions as referred to in said agreements.

RECIPHAM PESSAC	FLAMEL TECHNOLOGIES SA

Signature	Signature

Name:	Name:

Title:	Title:

Signature	Signature

Name:	Name:

Title:	Title:

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Schedule 7.5

PRODUCT	TERRITORY
LiquiTime® Ibuprofen	Europe
Guaifenesin	Europe
Medusa™ Exenatide	Worldwide

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